Exhibit 99.1

 NOTIFY TECHNOLOGY REPORTS RESULTS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2005

            COMPANY'S WIRELESS REVENUE IS UP 100% FROM THE PRIOR YEAR

    SAN JOSE, Calif., Dec. 6 /PRNewswire-FirstCall/ -- Notify Technology Corporation (OTC: NTFY) today announced financial results for its fiscal year ended September 30, 2005.

    The Company's net loss for the twelve month period ended September 30, 2005, was $557,452, or a net loss per share of $0.04, compared to a net loss of $655,908, or a net loss per share of $0.10, reported for fiscal 2004.

    The $5,018,464 of revenue reported in fiscal 2005 compares to $3,528,099 of revenue in fiscal 2004. The gross margin for fiscal 2005 was 74.4% compared to 80.5% in fiscal 2004 due to product mix.

    The Company's NotifyLink wireless product line revenue improved to $2,104,745 for the fiscal year ended September 30, 2005 from $1,004,047 for the fiscal year ended September 30, 2004. The service portion of the Visual Got Mail Solution product line was $1,377,269 in fiscal 2005 compared to $1,665,727 in fiscal 2004. The level of Visual Got Mail service revenue is expected to decrease in future periods as the installed base the Visual Got Mail product services declines due to our customer's discontinued marketing of the service.

    Product revenue of $1,417,010 for the year was the result of deferred revenue in connection with customer inventory being held for fulfillment. The customer disposed of the inventory thereby eliminating the fulfillment requirement and allowing the revenue to be recognized. The corresponding impact on gross margins was a favorable $231,782.

    The increase in the wireless revenue is the result of increased sales and marketing efforts. The Company's sales and marketing expense, which is primarily made up of the Company's sales and technical support organization, increased to $1,702,454 for fiscal 2005 from $957,493 in fiscal 2004. The Company expanded its direct sales force and customer service organization in fiscal 2005 to increase sales and service a growing installed base of customers.

    The Company continues to focus its product development, marketing and sales on its NotifyLink wireless products. Although it continues to have a strong presence in the GroupWise market, the Company has recently released new versions of its NotifyLink Enterprise Edition to provide wireless synchronization for email, calendar, contacts, and tasks for a variety of IMAP4 email systems including the Sun Java Communications Suite, the Oracle Collaboration Suite, the Mirapoint Messaging System, the Scalix Messaging Platform, and the Communigate Pro Messaging System.

    "For the past three years we have been primarily focused on the Novell GroupWise marketplace which has provided us with the opportunity to establish Notify as a leading provider of wireless solutions in the GroupWise market," said Paul DePond, Chief Executive Officer. "We have also developed a family of products targeted at the IMAP4 market segment that are jointly marketed with several major IMAP4 vendors."

    About Notify Technology Corporation

    Founded in 1994, Notify Technology Corporation is an innovative software company developing mobility products for organizations of all sizes. Notify's wireless solutions provide secure synchronized email and PIM access and management to any size organization on a variety of wireless 2-way devices and networks. Notify sells its wireless products directly and through authorized resellers internationally. The company is headquartered in San Jose, California. For more information, visit http://www.notifycorp.com or contact 408-777-7920.

    Forward-Looking Statements: This press release contains forward-looking statements related to Notify Technology that involve risks and uncertainties, including, but not limited to statements regarding the development of NotifyLink revenue and the service revenue on the Visual Got Mail Solution. Those statements are based on current information and expectations and there are important factors that could cause actual results to differ materially from those anticipated by such statements. These risks include, but are not limited to, our ability to deliver products and manage growth, the continuance of certain customer voice mail programs, the expectation that the revenue from the service portion of the Visual Got Mail Solution will decline due to customer decisions to withdraw from the consumer market that the Notify product supports, as well as other risks. In particular, we cannot predict future NotifyLink revenues with any accuracy and do not know whether NotifyLink revenues will continue to grow at the rates we have recently experienced. Increasing NotifyLink revenues will require continued investments in our sales and marketing organization, and we have limited available cash resources to make these investments. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect Notify Technology's future results, please see the Company's filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially from management expectations.

    CONTACT: Jerry Rice, Chief Financial Officer of Notify Technology Corporation, +1-408-777-7927, or jerry.rice@notifycorp.com.


                          NOTIFY TECHNOLOGY CORPORATION
                  CONDENSED UNAUDITED STATEMENTS OF OPERATIONS

                                       Three-Month Periods                Twelve-Month Periods
                                       Ended September 30,                Ended September 30,
                                 -------------------------------   -------------------------------
                                      2005             2004             2005             2004
                                 --------------   --------------   --------------   --------------
Revenue:
 Product revenue                 $      534,545   $      519,674   $    3,527,343   $    1,605,107
 Service revenue                        302,978          442,016        1,491,121        1,768,017
 Royalty revenue                             --               --               --          154,975
Total revenue                           837,523          961,690        5,018,464        3,528,099

Cost of revenue:
 Product cost                           (38,325)          46,725        1,216,865          471,485
 Service cost                             9,091           59,910           66,926          215,216
Total cost of revenue                   (29,234)         106,635        1,283,791          686,701
Gross profit                            866,757          855,055        3,734,673        2,841,398

Operating expenses:
 Research and
  development                           260,380          342,803        1,040,197        1,034,221
 Sales and marketing                    462,283          320,353        1,702,454          957,493
 General and
  administrative                        366,561          391,932        1,552,351        1,495,208
Total operating
 expenses                             1,089,224        1,055,088        4,295,002        3,486,922

Loss from operations                   (222,467)        (200,033)        (560,329)        (645,524)

Other interest
 (expense), net                             823              444            2,877           10,384

Net loss                         $     (221,644)  $     (200,477)  $     (557,452)  $     (655,908)

Basic and diluted net
 loss per share                  $        (0.02)  $        (0.02)  $        (0.04)  $        (0.10)

Weighted average shares
 outstanding                         13,968,995       11,709,430       13,933,461        6,388,908

                          NOTIFY TECHNOLOGY CORPORATION
                       Condensed Unaudited Balance Sheets

                                                                Sept. 30,        Sept. 30,
                                                                  2005             2004
                                                             --------------   --------------
Assets:
Current assets:
   Cash and cash equivalents                                 $      424,228   $    1,026,121
   Accounts receivable, net                                         472,942          485,425
   Other assets                                                      58,751           56,598
Total current assets                                                955,921        1,568,144
   Property and equipment, net                                      144,418          170,391
   Total assets                                              $    1,100,339   $    1,738,535

Liabilities and shareholders' deficit Current liabilities:
   Current portion of capital lease obligation                       22,609           14,571
   Accounts payable                                                  47,650           64,012
   Accrued payroll and related liabilities                          328,534          378,057
   Deferred revenue                                               1,287,866        1,081,175
   Customer advances                                                 30,039          271,114
   Other accrued liabilities                                        139,484          173,168
Total current liabilities                                         1,856,182        1,982,097
   Long-term capital lease obligations                               23,044           16,623
Total liabilities                                                 1,879,226        1,998,720
Shareholders' deficit:
   Common stock                                                      13,969           13,814
   Additional paid-in capital                                    22,840,830       22,802,236
   Accumulated deficit                                          (23,633,686)     (23,076,235)
Total shareholders' deficit                                        (778,887)        (260,185)
   Total liabilities and
    shareholders' deficit                                    $    1,100,399   $    1,738,535

SOURCE  Notify Technology Corporation
    -0-                             12/06/2005
    /CONTACT: Jerry Rice, Chief Financial Officer of Notify Technology Corporation, +1-408-777-7927, or jerry.rice@notifycorp.com/
    /Web site:  http://www.notifycorp.com/
    (NTFY)